UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2024

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Microvast Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

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Delaware (State or Other Jurisdiction of Incorporation)	001-38826 (Commission File number)	83-2530757 (IRS Employer Identification No.)
12603 Southwest Freeway, Suite 300 Stafford, Texas 77477 (Address of Principal Executive Offices, including Zip Code)

(281) 491-9505
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, par value $0.0001 per share	MVST	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	MVSTW	The Nasdaq Stock Market LLC

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Accounting Officer

On December 1, 2024, Lu Gao provided notice of her intention to resign from her role as Chief Accounting Officer of Microvast Holdings, Inc. (the “Company”) for personal reasons. Ms. Gao’s resignation is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Ms. Gao will remain with the Company for a transitional period through January 31, 2025 or an earlier date mutually agreed between the Company and Ms. Gao.

Executive Compensation

On December 2, 2024, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), in consultation with its independent compensation consultant, recommended the Board approve certain base salary adjustments, one-time cash bonuses and equity awards for Yang Wu, the Company’s Chairman and Chief Executive Officer, Isida Tushe, the Company’s President, General Counsel and Corporate Secretary, and Dr. Shengxian Wu, the Company’s Chief Operating Officer, in order to compensate Mr. Wu, Ms. Tushe and Dr. Wu for, among other things, the additional responsibilities of their roles. The Board approved the base salary adjustments, one-time cash bonuses and equity awards on December 5, 2024.

Effective December 1, 2024, Mr. Wu’s base salary was increased from $550,000 to $564,480, Ms. Tushe’s base salary was increased from $200,000 to $450,000 and Dr. Wu’s base salary was increased from $250,000 to $400,000. Additionally, Ms. Tushe and Dr. Wu were each granted a one-time cash bonus in the amounts of $125,000 and $93,750, respectively, payable on the earlier of the date annual bonuses for 2024 are paid to executive officers of the Company or March 15, 2025.

The Board also approved the grant of 500,000 restricted stock units (“RSUs”) to Mr. Wu and the grant of stock options to purchase 1,000,000 shares of the Company’s common stock at an exercise price of $1.29 to each of Ms. Tushe and Dr. Wu. The RSUs and stock options were granted pursuant to the Company’s 2021 Equity Incentive Plan. The RSUs granted to Mr. Wu were fully vested at grant, and the stock options granted to Ms. Tushe and Dr. Wu will vest in equal installments on each of November 8, 2025, 2026 and 2027, subject to continued employment on each vesting date.

Except as otherwise set forth in an executive officer’s employment agreement or offer letter with the Company, all unvested RSUs or stock options, as applicable, will be forfeited upon the executive’s termination of employment with the Company for any reason other than for Cause (as defined in the employment agreement or offer letter and in the absence of any such agreement, in the applicable award agreement), and any vested stock options will remain exercisable until the earlier of 90 days following the executive’s termination of employment or the stock option’s expiration date. If an executive officer’s employment with the Company is terminated for Cause, all RSUs or stock options, as applicable, whether vested or unvested, will be forfeited.

Item 9.01 Financial Statement and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Form of Stock Option Award Agreement under the Microvast Holdings, Inc. 2021 Equity Incentive Plan.
10.2	Form of Restricted Stock Unit Award Agreement under the Microvast Holdings, Inc. 2021 Equity Incentive Plan.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROVAST HOLDINGS, INC.

Date: December 5, 2024	By:	/s/ Isida Tushe
Name: Isida Tushe
Title: President, General Counsel and Corporate Secretary